                                EXHIBIT 10.19


                       INSTALLATION CONTRACTOR AGREEMENT


   AGREEMENT (the "Agreement") made on this _____ day of September, 1997, by and between CS Wireless Systems, Inc., a Delaware corporation having its principal place of business at 200 Chisholm Place, Suite 202, Plano, Texas 75075 (the "Company") and ACS Telecommunications Systems, Inc. ("ACS"), a Delaware corporation having its principal place of business at 65 West Street Road, Suite A-100, Warminster, PA, 18974 ("Contractor").

                                 WITNESSETH

   WHEREAS, Company desires to have certain work performed by Contractor in connection with its wireless television systems in the Dallas, Texas vicinity (the "Initial System") and such other markets as mutually agreed to by Company and Contractor (each such additional System defined as the "Additional System" and each particular System defined as a "System");

   WHEREAS, Contractor desires and is able to perform such task upon the terms and conditions hereafter set forth;

   NOW, THEREFORE, the parties hereto, intending to be legally bound hereby agree to the following:

   1.  THE WORK

   Contractor agrees to perform in accordance with the specifications set forth in EXHIBIT A in a good and workmanlike manner the services described on EXHIBIT B, which services shall be collectively referred to as the "Work". Contractor and Company shall mutually agree on the specifications for performance of work with respect to each Additional System and the term of such specifications shall be incorporated into an addendum which shall be attached and made a part of this Agreement. Payments required to be made to Contractor pursuant to SECTION 7 shall be with respect to the Work. In the event that Company desires that Contractor provide additional services which are not set forth on EXHIBIT A or EXHIBIT B, Company and Contractor shall agree upon the terms and conditions, including compensation, for such additional services. Notwithstanding anything in this Agreement to the contrary, compensation for such additional services shall not be included in the calculation of Additional Market Fees, as prescribed by Exhibit B.

   2.  INDEPENDENT CONTRACTOR

   Contractor shall furnish all labor, transportation, tools and equipment, other than customer premises equipment to be installed at a customer's location, necessary to

INSTALLATION CONTRACTOR AGREEMENT                                    PAGE 1
   perform the Work. Contractor shall ensure that (i) its personnel, sufficient in number and training, arrive at all Work Sites (defined in SECTION 17) designated by the Company and perform the Work, and (ii) its personnel are available to receive and address customer calls. It is specifically contemplated and agreed between the parties hereto that Contractor shall perform the Work as an independent contractor as that term is defined under applicable law. Other than as may be otherwise provided herein, Contractor alone shall hire, fire, direct, supervise and pay its employees.

       2.1 Contractor will not, directly or indirectly, act as an agent, servant, or employee of Company, or make any commitments or incur any liabilities on behalf of Company.

       2.2 All personnel assigned by Contractor to perform the Work will be employees or subcontractors of Contractor. Contractor shall be wholly and solely responsible for all federal and state income taxes, withholding taxes, social security taxes, workers' compensation insurance, employee benefits and all reporting and filings associated with any of the foregoing.

   3.  TERM

   The term of this Agreement will commence on the date signed and shall continue in force for two (2) years, or until earlier terminated by either party in accordance with the terms hereof.

   4.  COMPLIANCE WITH LAWS

       4.1 The Work shall be constructed and completed by the Contractor in strict compliance with all applicable laws, ordinances, rules, regulations and agreements including, without limitation, those established by the Federal Communications Commission; the Federal Aviation Administration; National Institute of Safety and Health; the National Electric Safety Code; the Occupational Safety and Health Administration; the Immigration Reform and Control Act of 1984; and all other entities or agencies having jurisdiction over Contractor or the Work or any aspect thereof.

       4.2 Company shall have the right, but not the duty, to enter upon any Work site and to conduct inspections of the Work at any time, to ensure compliance with this Agreement. If any deficiencies are noted, Company may require immediate remedial and curative measures.

       4.3 Company requires Contractor to have in effect and regularly monitor a safety program that is in compliance with the requirements and
       guidelines of all agencies listed in SECTION 4.1.   In lieu of a
       specific program, Contractor may agree in writing to adhere to all safety policies described in Company's safety manual.

INSTALLATION CONTRACTOR AGREEMENT                                    PAGE 2
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   5.  EMPLOYEES OF CONTRACTOR

       5.1 Contractor will employ only skilled, trained and competent employees and, upon request of Company, will dismiss such employees as Company may deem incompetent. Contractor shall have a competent supervisor who (i) may be contacted at all times, (ii) is acceptable to Company, and (iii) shall have the authority to act for Contractor in all matters pertaining to the Agreement. Contractor will, at all times, conduct its operations in such a manner that its actions will not jeopardize Company's relations with the public and governmental agencies in the geographic areas in which Company does business. The officers of Contractor shall give the Work such personal supervision as is deemed necessary by Company to ensue that all Work is properly prepared and carried out in accordance with Company specifications and scheduled to ensure a good and workmanlike job.

       5.2 To the extent Contractor employs others, it agrees to comply with the Equal Employment Opportunities ("EEO") provisions of The Cable Communications Policy Act of 1984 and the Company's EEO Program which require Contractors to seek the broadest recruitment base in order that a representative cross section of employees might be obtained. It is Company's policy to afford equal employment opportunity to qualified individuals regardless of their race, color, religion, sex, national origin, age, non-disqualifying physical or mental handicap, or who are disabled veterans or veterans of the Vietnam War, and to conform employment practices to applicable laws and regulations.

       5.3 Contractor shall maintain such policies regarding attire, uniforms, and appearance as necessary to ensure an appearance of all of its personnel suitable for the prosecution of the Work.

       5.4 Contractor shall be responsible for the transportation of its personnel to all Work sites and Company warehouse locations.

   6.  SCHEDULE

   Time is of the essence with respect to Contractor's performance of its obligations pursuant to this Agreement. Contractor shall commence Work within seven (7) days after a notice to commence is given by Company and shall thereafter diligently prosecute the Work in accordance with the schedule for completion set forth in EXHIBIT A. If, in the opinion of Company, in order to maintain the schedule for completion set forth in EXHIBIT A it becomes necessary for Contractor's employees to work after regular working hours and/or to increase the size of its work force, Contractor shall take such steps without additional cost to Company, or Company at its option, may hire such additional personnel as it deems necessary and as provided for in SECTION 11 hereof.

INSTALLATION CONTRACTOR AGREEMENT                                   PAGE 3
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   7.  PAYMENT

       7.1 Company shall pay Contractor for the Work to be performed hereunder at the rates set forth in EXHIBIT B. The Monthly Service Fee (described in EXHIBIT B) shall be payable in advance commencing on the date first set forth above and continuing thereafter on the 15th day of each month, unless such date is a holiday or weekend day, in which event payment shall be made on the next business day. Payment for the Work shall be made within seven (7) days of receipt of an invoice from Contractor. Prior to issuance of an invoice, the form and substance of same shall be reviewed and mutually agreed to by duly authorized representatives of Contractor and Company. Company will advise Contractor of any defects in workmanship and materials (other than customer premises equipment furnished by Company) and Contractor will remedy such defects as provided for in SECTION 10 hereof.

       7.2 In the event that this Agreement is terminated by either party for any reason, Company will have sixty (60) days to pay the final invoice to ensure compliance with EXHIBIT A, subject to such rights of offset or recoupment Company may have.

       7.3 In recognition of the right of the parties hereto to charge-back one another with respect to certain services, call responses and equipment failures, duly authorized representatives of Company and Contractor shall meet daily, either in person or telephonically, to discuss and agree upon such charge-backs and adjustments as may be reasonably appropriate in light of the circumstances known to the parties. Company and Contractor may agree, from time-to-time, to modify the procedures set forth in this SECTION 7.3.

   8.  FORCE MAJEURE

   If the performance by Contractor or Company of any of the provisions of this Agreement, other than payment by Company in accordance with the terms hereof, shall be delayed or prevented by governmental order or decree, or riot, strike, lockout or other industrial disturbance, fire, flood, acts of God (excepting foreseeable weather conditions) or by any other cause beyond the control of the Contractor or Company, as the case may be, then the time for completion shall be extended until such cause is removed. Company may terminate this Agreement in accordance with SECTION 14 if Contractor's performance hereunder is unreasonably delayed by any such event of force majeure for more than thirty (30) days. Contractor may, upon thirty (30) days written notice, terminate this Agreement with respect to a System if Contractor's performance with respect to such System is unreasonably delayed by any such event of force majeure for more than thirty (30) days.

INSTALLATION CONTRACTOR AGREEMENT                                   PAGE 4
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   9.  TRAINING

   Each of the Contractor's employees (and, if applicable, subcontractors retained by Contractor to perform all or any part of the Work) shall, at the request of Company, attend training and instruction sessions to be given by Contractor or Company for the purpose of learning and adhering to the specifications set forth in EXHIBIT A attached hereto and made a part
   hereof.   Such training and instruction may include, without limitation, universal training and training through third-parties such as Alliance for Higher Education. Company shall be responsible for the cost of preparing and making available training materials and facilities. Contractor shall be responsible for all costs associated with the attendance of its personnel at all training sessions, including compensation and travel expenses.

   10. WARRANTIES

       10.1 Contractor warrants that the Work performed by it will be good and workmanlike and free from defects and will conform to Company's specifications set forth in EXHIBIT A. Non-conformity with respect to such specifications shall be corrected by Contractor, at its sole expense, within forty- eight (48) hours after notice from Company, or such longer period (i) as may be necessary to suit the customers convenience, (ii) as may be required due to unavailability of materials or (iii) due to technical difficulty beyond the control of Contractor. Situations resulting with "no pictures" will be addressed immediately and resolved within twenty-four (24) hours. In no case shall any problem or complaint go unresolved for more than seven (7) days after notice from Company. Except as expressly provided for herein, for a period of three hundred and sixty five (365) days following installation (the "Warranty Period") Contractor warrants the workmanship and material (except for customer premises equipment furnished by Company) with respect to the equipment and materials installed and services provided by Contractor pursuant to this Agreement. Contractor will, at its own risk and expense, correct any and all faulty workmanship and defects made known to it during the Warranty Period. Company shall be responsible for defects in customer premises equipment furnished by Company. Notwithstanding the term of the Warranty Period and obligations of Contractor during such period, Company and Contractor agree to fairly apportion in a timely manner responsibility for signal blockage arising with respect to installations completed during the months of November through March.

       10.2 Contractor agrees to accept responsibility for any installation related roof leaks reported during a period of one hundred and eighty
       (180) days after the date of final acceptance of the Work by Company. All roof leaks and subsequent damage which are not the result of substandard workmanship become the sole responsibility of the Company after such one hundred and eighty (180) day period elapsed.

INSTALLATION CONTRACTOR AGREEMENT                                 PAGE 5
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       10.3  Contractor shall be responsible for damage to all installations caused by or arising from any wind related failure, unless such damage occurs after the Warranty Period or is directly caused by sustained wind forces at the site of the damaged installation exceeding fifty-nine (59) miles per hour.

   11. CHANGES AND EXTRAS

       11.1 Company at its option, with ten (10) days notice, may increase or decrease the total volume of Work to be performed by Contractor; provided, however, that Contractor shall be provided an additional thirty (30) days notice for increases or decreases in excess of twenty percent (20%) of the average volume for the preceding three (3) months.

       11.2 Contractor shall perform Work for which there is no price included in this Agreement whenever it is deemed necessary or desirable by Company to complete the project satisfactorily, and such extra Work shall be performed in accordance with the specifications and as directed by Company's designated representative. Prior to the commencement of any extra Work at the request of anyone other than Company's designated representative, Contractor shall obtain a written order from Company.
       No extra Work will be paid for unless (i) ordered by Company's designated representative, or (ii) in writing by Company.

       11.3 Extra Work and material will be paid for at unit prices or in a lump sum agreed to in writing by Company's representative and the Contractor's representative before the extra Work commences. Payments for extra Work will be subjected to the provisions of SECTION 7 hereof.

       11.4 Contractor is the primary installation contractor for Company; however, Company reserves the right to perform occasional installations (which may, in the aggregate, account for up to ten percent (10%) of all installations performed for the benefit of the Company) similar to those covered by this Agreement using Company employees.

       11.5 Within three (3) days after receipt of notice of request to increase the total volume of Work, Contractor shall advise Company if it can or can not perform the additional Work for which notification is provided pursuant to SECTION 11.1. At its option, Company may, but is not obligated to, solicit and procure the services of other Contractors to perform the additional Work.

   12. DEFAULT BY CONTRACTOR

   If the Contractor (i) shall fail to begin or to prosecute the Work in a timely manner under this Agreement; (ii) shall fail to perform the Work with sufficient workmen; (iii) shall perform the Work unsatisfactorily;
   (iv) shall neglect or refuse to remove materials; (v) performs the Work in such a manner as to cause it to be defective or unsuitable; (vi) shall

INSTALLATION CONTRACTOR AGREEMENT                                 PAGE 6
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   discontinue the prosecution of the Work without proper cause; (vii) shall become insolvent or be declared bankrupt; (viii) shall commit any act of bankruptcy or insolvency, (ix) shall make an assignment for the benefits of creditors; (x) shall fail to comply with any provisions of the Agreement or the Exhibits attached hereto; (xi) for any other reason, shall not carry on the Work in an acceptable manner, the Company's designated representative shall advise the Contractor of such failure or occurrence, which shall be deemed an event of default, and direct the Contractor to correct such
   default.   If the Contractor shall not correct such default within seven
   (7) days after receipt of such notice, the Company may upon written notice from Company's designated representative reciting the fact of such default and the failure of the Contractor to comply with the directions given in such notice, take the prosecution of the Work out of the hands of the Contractor, use any raw materials or equipment on the job site or in storage as may be suitable and acceptable, enter into agreement with another Contractor for the completion of the project, or take such other reasonable actions as in the opinion of Company shall be required for the completion of the Work. Company may also elect to terminate this Agreement pursuant to SECTION 14.

   13. DEFAULT BY COMPANY; LIQUIDATED DAMAGES

       13.1 If Company does not pay Contractor the full amount due within seven (7) days after any date established in the Agreement for payment, the Contractor, upon three (3) additional days written notice to Company, may stop Work until payment of the amount owing has been received.

       13.2 In the event Company terminates this Agreement without cause or fails to pay Contractor any sums when due (which failure is not timely cured pursuant to SECTION 13.1) within the first twelve (12) months of this Agreement, Contractor shall be entitled to receive, in satisfaction of any and all claims against Company, liquidated damages equal to the product of the minimum monthly payment calculated in accordance with EXHIBIT B times twelve (12).

       13.3 In the event Company terminates this Agreement without cause or fails to pay Contractor any sums when due (which failure is not timely cured pursuant to SECTION 13.1) within the second twelve (12) months of this Agreement, Contractor shall be entitled to receive, in satisfaction of any and all claims against Company, liquidated damages equal to the product of the minimum monthly payment calculated in accordance with EXHIBIT B times six (6).

   14. TERMINATION

   Upon (i) the occurrence of a default by Contractor pursuant to SECTION 12, which default is not timely cured, or (ii) the expiration of thirty (30) days following the occurrence of an event of force majeure which unreasonably delays Contractor's performance for such

INSTALLATION CONTRACTOR AGREEMENT                                 PAGE 7
   period, Company may, at its discretion, permanently or temporarily stop performance of the Contractor hereunder and terminate this Agreement upon five (5) days written notice to the Contractor. In such event, the Contractor shall be paid for all Work completed as of the date specified in the notice and which is in compliance with the specifications on EXHIBIT A attached hereto.

   15. INSURANCE

       15.1 Contractor and, unless otherwise specified by Company in writing, each of Contractor's subcontractors shall obtain and maintain insurance with coverage and limits as follows:

          A. WORKERS COMPENSATION AND OCCUPATIONAL DISEASE INSURANCE: At statutory limits as provided by the State of Texas, and Employee's Liability Insurance at a limit of not less than Three Hundred Thousand Dollars ($300,000.00) for all damages arising from each accident or occupational disease.

          B. COMPREHENSIVE GENERAL LIABILITY INSURANCE: Covering Operations and Premises Liability; Contractor's Protective Liability; Completed Operations; Product Liability Contractual Liability; Personal Injury; Property Damage caused by explosion, collapse and underground damage; and Broad-Form Property Damage Endorsement.
          The limits of such liability insurance shall be no less than One Million Dollars ($1,000,000.00) combined single limit of liability. Also General AGG Coverage in the amount of Two Million Dollars ($2,000,000.00) and with a deductible not to exceed Five Hundred Dollars ($500.00).

          C. AUTO LIABILITY: Coverage in an amount no less than One Million Dollars ($1,000,000.00) combined single limit.

       15.2 All such insurance shall be carried with companies satisfactory to Company and licensed to do business in the jurisdiction where the Work hereunder is to be performed, and the policies shall name Company and its officers, employees and agents as additional insured parties.

       15.3 CONTRACTOR SHALL NOT COMMENCE WORK UNDER THIS AGREEMENT UNTIL IT HAS OBTAINED ALL INSURANCE REQUIRED HEREUNDER AND CERTIFICATES EVIDENCING SUCH INSURANCE HAVE BEEN SUBMITTED TO AND APPROVED BY COMPANY. Contractor shall not allow arrangement with anyone for the performance of any Work contemplated hereby which does not (i) embody the substance of these provisions concerning insurance protection for Company and (ii) require the

INSTALLATION CONTRACTOR AGREEMENT                                 PAGE 8
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       delivery to Company of certificates evidencing insurance coverage required hereunder in form acceptable to the Company in its discretion.

       15.4 Each policy shall provide that it will not be canceled or amended except after thirty (30) days advance written notice to Company, mailed to the address indicated herein, and the policy, policy endorsement and certificate of insurance shall so state.

       15.5 Contractor agrees Company may, from time to time during the term of this Agreement, require that additional insurance be obtained and maintained in amounts reasonably related to the scope and the nature of the construction being undertaken.

       15.6 In the event of any cancellation or any policy change not acceptable to Company, Company reserves the right to provide replacement insurance coverage and to charge any premium expense therefor to Contractor and to deduct such cost from any amounts due or to become due to Contractor hereunder.

       15.7 In the event Contractor utilizes subcontractors to perform any of the Work, Contractor shall ensure that each subcontractor delivers to Company evidence of insurance as satisfactory to Company in its sole discretion.

   16. INDEMNIFICATION

       16.1 Contractor shall indemnify, defend and hold harmless Company, its employees and agents, from and against:

       A. All mechanics' and material suppliers' liens and all costs, attorneys' fees and expenses incurred in connection with any such liens which arise by reason of or are related to the Work or any part thereof, except customer premises equipment furnished by Company; and

       B. All claims, liability, fines, penalties, damages, losses, costs, expenses, actions, suits, judgments and executions (including but not limited to attorneys' fees) arising out of or in connection with any of the following:

           (i) Any injury, damage or loss to persons (including, without limitation, injury to Contractor's employees) or property, occurring during, arising from or in connection with: a) the Work; or b) the entry upon or possession of the Work site by Contractor, any agents, employees, invitees of Contractor or any other person for whom Contractor is responsible except for customer premises equipment furnished by Company; or

           (ii) The failure of Contractor to perform the Work in accordance with the Agreement or the Exhibits attached hereto.

INSTALLATION CONTRACTOR AGREEMENT                                 PAGE 9
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       16.2  Company shall indemnify, defend and hold harmless Contractor, its employees and agents, from and against:

       A. All mechanics' and material suppliers' liens and all costs, attorneys' fees and expenses incurred in connection with any such liens which arise by reason of or are related to customer premises equipment furnished by Contractor; and

       B. All claims, liability, fines, penalties, damages, losses, costs, expenses, actions, suits, judgments and executions (including but not limited to attorneys' fees) arising out of or in connection with any injury, damage or loss to persons (including, without limitation, injury to Company's employees) or property, occurring during, arising from or in connection with the customer premises equipment furnished by Company.

       16.3 One party's liability to the other for any of the matters set forth in this SECTION 16 shall not be limited by the insurance policies required hereunder or the recovery of any amount thereunder.

   17. PROTECTION OF PROPERTY; CLEANING UP AND RESTORATION

   Contractor shall properly protect the equipment and the property where all Work is to be done and Contractor shall take all necessary precautions for the safety of the employees and its personnel on the Work Sites; for the purpose of this Agreement, Work Site is defined to be the interior and exterior of any of any building or house at which Work is performed and the adjacent real property. Contractor shall at all times keep all Work Sites and premises adjoining where it is performing Work, driveways and streets clear of rubbish caused by Contractor's operations, and at completion of the Work shall remove all its tools, equipment, temporary work and surplus materials. In all events any Work Site shall be left clean and restored to the condition prior to the commencement of construction. If Contractor does not attend to such cleaning or restoration within two (2) days after request, Company may cause such cleaning or restoration to be done by others and charge the costs of the same to Contractor.

   18. MISCELLANEOUS

       18.1 This Agreement, including any and all attached Exhibits, contains the entire Agreement between Company and Contractor. There are no other agreements or understanding stated or implied except as contained herein. Contractor acknowledges the Company has not made any promises of Work or volume of Work other than those which are specifically set forth in this Agreement. This Agreement may not be modified or amended except by a written instrument executed by the parties hereto.

INSTALLATION CONTRACTOR AGREEMENT                                 PAGE 10

       18.2 Any specific provision of the Exhibits shall prevail over any contradictory provision of this Agreement.

       18.3 This Agreement shall be binding upon the heirs, executors, successors, administrators, and assigns of the parties hereto. This Agreement may not be assigned by Contractor in whole or part, voluntarily or by operation of law, without the prior written consent of Company. Company may terminate this Agreement upon any transfer of the ownership or control of the Company's business or substantially of the assets of Contractor; provided, however, this Agreement shall be binding on the purchaser of any System, or combination of System which constitute less than substantially all of the assets of the Company.

       18.4 Any notice given under this Agreement shall be in writing, and shall be transmitted by personal delivery; by overnight courier; by registered or certified mail, return receipt requested, postage prepaid; or by telecopier and addressed to the other party at the following address:

If addressed to the CONTRACTOR:

                ACS Telecommunications Systems, Inc.
                65 West Street Road, Suite A-100
                Warminster, PA 18974
                Attn:  Alan Sonnenberg
                Telecopier No. (215) 956-2456

With copy to:   ACS Telecommunications Systems, Inc.
                Route 5, Box 101-A15
                Sherman, Texas 75092
                Attn:  Ron Jones
                Telecopier No. (903) 891-3054

If Addressed to the COMPANY:

                CS Wireless Systems, Inc.
                200 Chisholm Place
                Suite 202
                Plano, Texas 75075
                Attention:  Frank Hosea
                Telecopier No. (972) 422-5624

With copy to:   CS Wireless Systems, Inc.
                1101 Summit Avenue
                Plano, Texas 75074
                Attention:   Tom Walsh
                Telecopier No. (972) 398-1112


INSTALLATION CONTRACTOR AGREEMENT                                 PAGE 11
or to such other address as either party may specified.

       18.5 Contractor understands and hereby agrees that the laws of the State of Texas shall to the extent legally permissible govern the Work to be performed hereunder and the provisions of this Agreement.

       18.6 The captions in this Agreement are for convenience and reference only and shall not in any way affect the meaning or interpretation of the Agreement.

       18.7 Any waiver by Company or Contractor of any default hereunder shall not be effective unless in writing and duty executed, and in no event shall constitute a waiver of any other default or breach of the Agreement.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

ACS TELECOMMUNICATIONS SYSTEMS, INC.


By: /s/  Alan Sonnenberg                        DATE:  September 23, 1997
    ---------------------------------
    Name:  Alan C. Sonnenberg
    Title: Chief Executive Officer


ATTEST:
        -----------------------------


CS WIRELESS SYSTEMS, INC.


By  /s/  David E. Webb                          DATE:  September 23, 1997
    ---------------------------------
    Name: David E. Webb
    Title: Chief Executive Officer


ATTEST:
        -----------------------------
        Frank H. Hosea


INSTALLATION CONTRACTOR AGREEMENT                                 PAGE 12